Exhibit 10.18

ENGLE PROGENY
LITIGATION SETTLEMENT AGREEMENT
THIS SETTLEMENT AGREEMENT (this “Agreement”), is made and voluntarily entered into as of October 22, 2013, by, between and among: (a) Liggett Group LLC (“Liggett”) and Vector Group Ltd. (“Vector”), which are defendants in certain Engle Progeny Actions (as defined in Section I), on the one hand, and (b) Plaintiffs’ Coordinating Counsel (as defined in Section I), Participating Plaintiffs’ Counsel (as defined in Section I), and their respective clients who are plaintiffs in certain Engle Progeny Actions (collectively, the “Participating Plaintiffs” as defined in Section I) on the other hand.
WHEREAS, Liggett and Vector (individually, a “Settling Defendant” and jointly, the “Settling Defendants”), the Participating Plaintiffs, Participating Plaintiffs’ Counsel and Plaintiffs’ Coordinating Counsel (each referred to herein as a “Party” or collectively as the “Parties”) desire to enter into this Agreement to fully, finally and forever resolve all claims and disputes between, and only between, them concerning, relating to, or arising from the Engle Progeny Actions in accordance with the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

I.	DEFINITIONS (not otherwise set forth in the body of the Agreement)

A.
“CPI%” means the actual total percent change in the Consumer Price Index – All Urban Consumers, as published by the Bureau of Labor Statistics of the U.S. Department of Labor (“DOL”), during the calendar year immediately preceding the year in which the Annual Payment (described in Section IV(B)(2)(b)(iii)) is due. For example, if the Consumer Price Index for December 2023 (as released by DOL) is 2% higher than the Consumer Price Index for December 2022 (as released by DOL), then the CPI% for the Annual Payment due in 2024 would be 2%.

B.	“Effective Date” of this Agreement shall be October 22, 2013.

C.
“Engle Progeny Action” shall mean any litigation that has been, or could be, brought in federal and/or state courts pursuant to the Florida Supreme Court’s decision in Engle v. Liggett Group, Inc., et al., 945 So. 2d 1246 (Fla. 2006).

D.	“Non-Settling Defendant” shall mean a defendant in any of the Engle Progeny Actions that is not a Party to this Agreement.

E.	“Non-Settling Plaintiff” has the meaning set forth in Section II(C).

F.	“Other Engle Plaintiff” has the meaning set forth in Section II(D).

G.	“Participating Plaintiff” shall mean a plaintiff in any Engle Progeny Action that is identified on Exhibits B or C hereto.

H.
“Participating Plaintiffs’ Counsel” shall mean those counsel, attorneys and law firms who represent one or more of the Participating Plaintiffs and/or Other Engle Plaintiffs, and are identified on Exhibit A to this Agreement.

I.
“Person” or “persons” identified herein (including, without limitation, the Releasors, or any Participating Plaintiff, Non-Settling Plaintiff, Other Engle Plaintiff, counsel, attorney, agent or representative) shall mean individuals and entities, whether public, private or governmental, including, but not limited to, any natural person, corporation, limited liability company, partnership, proprietorship, firm, association, company, and joint venture, and their respective members, shareholders, directors, officers, successors, heirs, estates, survivors, minor children, agents, representatives, personal representatives, affiliates, entities, administrators, executors, trusts, attorneys, designated payees and assigns.

J.	“Plaintiffs’ Coordinating Counsel” shall mean Grossman Roth, P.A., Suite 1150, 2525 Ponce de Leon Blvd., Coral Gables, FL 33134.

K.
“Released Claims” shall mean any and all actions, causes of action, suits, damages, sums of money, accounts, injuries, claims, benefits and demands of any type whatsoever, including, without limitation, those for damages, costs, losses (whether compensatory, exemplary and/or punitive damages), expenses or any other liabilities, whether based in tort, contract, breach of warranty, breach of duty, negligence, strict liability, failure to warn, fraud, deceit, concealment, conspiracy, statute, equity, or any other theory of recovery, that arise, concern or relate to the Releasors’ Engle Progeny Action, or arise, concern or relate to any use of, exposure to, and/or manufacturing, sale and/or marketing of, cigarettes, cigarette smoking or tobacco, that Releasors had in the past, now have, may have or which may hereafter accrue, be claimed, or otherwise be acquired in the future against any and all of the Released Parties, whether known or unknown, matured, latent or unmatured, filed or unfiled and whether accrued or not, along with any derivative or related claim(s) belonging to spouses, estates or survivors, such as wrongful death, loss of maintenance, support, companionship and/or services, loss of net accumulations, and/or loss of consortium, as those terms are used in the Releases attached as Exhibits G1 and G2.

L.
“Released Parties” shall mean Liggett Group LLC and Vector Group Ltd., and each of their respective parents, subsidiaries, predecessors, successors, assigns, administrators, affiliates, stockholders, directors, members, officers, attorneys, insurers, representatives and agents, but shall not include the Non-Settling Defendants, as those terms are used in the Releases attached as Exhibits G1 and G2.

M.
“Releasor” or “Releasors” shall mean the Participating Plaintiff or Other Engle Plaintiff, and their respective successors, heirs, estates, survivors, minor children, agents, representatives, personal representatives, affiliates, entities, administrators, executors, trusts, attorneys, designated payees and assigns, or in the capacity as a personal representative, administrator, executor, trustee, agent or representative of an estate, a survivor, or any other person or entity, as those terms are used in the Releases referenced in Section III and attached as Exhibits G1 and G2.

N.
“Settlement Fund Matrix” and “Special Appeal Fund” have been agreed to by Participating Plaintiffs’ Counsel and Plaintiffs’ Coordinating Counsel, and together establish how the Settlement Proceeds (as defined in Section IV(B)) are to be allocated and distributed to and among the Participating Plaintiffs and the Other Engle Plaintiffs subject to the terms and conditions herein.

O.	“The Wilner Firm” shall mean Norwood S. Wilner, Esq. and/or The Wilner Firm, P.A., 444 E. Duval Street, Jacksonville, FL 32202, along with any co-counsel engaged by The Wilner Firm.

P.
“Tier Zero Plaintiff” shall mean a Participating Plaintiff that asserts that the smoker at issue in the respective Engle Progeny Action did not use Liggett Brand cigarettes or used only a de minimis quantity of Liggett brand cigarettes and therefore qualifies as a Tier Zero Plaintiff pursuant to the Settlement Fund Matrix (i.e., that group of Participating Plaintiffs that are entitled to no more than $1,000.00 as their respective, individual share of the Settlement Proceeds as defined in Section IV(B)).

II.	THE PARTICIPATING PLAINTIFFS

A.
The undersigned Participating Plaintiffs’ Counsel represent, warrant and severally agree that their respective clients, who are plaintiffs in Engle Progeny Actions, or have or may have claims relating to any Engle Progeny Action, and who are participating in this settlement and agree to be bound by the terms and conditions of this Agreement, are correctly identified on the two lists of Participating Plaintiffs (the “Participating Plaintiff Lists” attached as Exhibits B and C hereto) including, as to each Participating Plaintiff: (i) the correct full name for the Participating Plaintiff; (ii) the case name(s), number(s) and venue(s) sufficient to identify any and all Engle Progeny Actions brought by, or on behalf of, the Participating Plaintiff; (iii) the identity of the Participating Plaintiffs’ Counsel who is representing the Participating Plaintiff in any and all Engle Progeny Actions; and (iv) whether the Participating Plaintiff is a Tier Zero Plaintiff. Participating Plaintiffs’ Counsel will obtain and provide to Plaintiffs’ Coordinating Counsel, or its designee, the Social Security Number, Health Insurance Claim Number (“HICN”) or any other information reasonably requested for each of the Participating Plaintiffs on Exhibits B and C for purposes of satisfying Medical Expense Liens and/or allocating Settlement Proceeds (as set forth in Sections IV, VI and VII hereto), or resolving any other issue reasonably necessary to effectuate the terms and conditions of this Agreement.

B.
The undersigned Participating Plaintiffs’ Counsel represent, warrant and severally agree that Exhibit B identifies the Participating Plaintiffs who are their clients and who have agreed to accept their respective share of the Settlement Proceeds over a fifteen (15) year payout schedule (the “Payout Plaintiffs”), and Exhibit C identifies the Participating Plaintiffs who are their clients and who have agreed to accept their respective share of the Settlement Proceeds in a lump sum, one-time payment (the “Lump Sum Plaintiffs”). A Payout Plaintiff may designate a contingent payee to receive remaining Settlement Proceeds on his or her behalf in the event that the Payout Plaintiff predeceases the completion of the Annual Payments. If no payee is designated for a Participating Plaintiff, then any further payment as to that Participating Plaintiff pursuant to this Agreement will be payable to his or her estate.

C.	Non-Settling Plaintiffs. The following persons are “Non-Settling Plaintiffs” and are not Participating Plaintiffs subject to this Agreement:

1.
Any person who was or is a party to an Engle Progeny Action that resulted in a judgment against a Settling Defendant, whether or not such judgment was final, prior to the Effective Date of this Agreement;

2.
Any person who was or is a party to an Engle Progeny Action that, prior to the Effective Date of this Agreement, dropped and/or dismissed the Settling Defendants from their respective Engle Progeny Action with prejudice and/or executed a written settlement agreement with Settling Defendants, with the exception of those certain persons (identified by asterisk on Exhibits B or C hereto), who agreed to be Participating Plaintiffs in connection with a written settlement agreement with a Settling Defendant or Settling Defendants prior to the Effective Date of this Agreement;

3.
Any person who was dropped and/or dismissed with prejudice as a party or plaintiff to an Engle Progeny Action, or was a party to an Engle Progeny Action that was dismissed with prejudice, prior to the Effective Date of this Agreement;

4.
Persons represented in an Engle Progeny Action by The Wilner Firm, who are identified by full name, case name and venue, and case number, on Exhibit D hereto (the “Wilner Plaintiffs”), and are subject to a separate settlement agreement as described in Section XI(I); and

5.
Persons who are plaintiffs to an Engle Progeny Action and, after sufficient notice of the terms and conditions hereto, have affirmatively opted-out of joining this Agreement, and who are identified with specificity on Exhibit E hereto (the “Opt-Out Plaintiffs”). The undersigned Participating Plaintiffs’ Counsel represent, warrant and severally agree that Exhibit E is a full and complete list of any and all Opt-Out Plaintiffs they represent, including their respective: (i) correct full name for the Opt-Out Plaintiff; (ii) the case name(s), number(s) and venue(s) of any and all Engle Progeny Actions brought by, or on behalf of, the Opt-Out Plaintiff; (iii) the identity of counsel who is representing the Opt-Out Plaintiff in any and all Engle Progeny Actions; and (iv) the tier for which such Opt-Out Plaintiff would qualify under the Settlement Fund Matrix.

D.
Other Engle Plaintiffs. The “Other Engle Plaintiffs” are persons who are plaintiffs in an Engle Progeny Action who, on or before the Effective Date, were not identified on Exhibits B or C hereto and not included or identified as a Non-Settling Plaintiff and: (1) could not be located or contacted by Participating Plaintiffs’ Counsel to confirm whether they wish to participate, join, or opt-out of joining in this Agreement; or (2) are not otherwise participating in this Agreement. The undersigned Participating Plaintiffs’ Counsel represent, warrant and severally agree that, as to their respective clients, Exhibit F hereto is a full and complete list of any and all Other Engle Plaintiffs, including their respective: (i) correct full name for the Other Engle Plaintiff; (ii) the case name(s), number(s) and venue(s) sufficient to identify any and all Engle Progeny Actions brought by, or on behalf of, the Other Engle Plaintiff; and (iii) the identity of the counsel representing the Other Engle Plaintiff in any and all Engle Progeny Actions. Exhibit F shall also identify by asterisk those Other Engle Plaintiffs who could not be located or contacted pursuant to Section (II)(D)(1). On or before sixty (60) days after the Effective Date, Other Engle Plaintiffs may join this Agreement subject to all of the terms and conditions hereto, including, without limitation, the requirement of providing a Release and the Dropping or Dismissal Notice with prejudice, as set forth in Section III, and shall thereafter be deemed a Participating Plaintiff. The addition, joinder or non-joinder of any Other Engle Plaintiff to this Agreement shall not increase or decrease the amount of the Settlement Proceeds.

E.	Participating Plaintiffs’ Counsel and Plaintiffs’ Coordinating Counsel do hereby represent, warrant and agree that:

1.
Each of the Participating Plaintiffs’ Counsel are authorized by each and every one of their respective Participating Plaintiffs to: (i) accept the terms of this Agreement on their behalf; (ii) drop the Settling Defendants (and only Settling Defendants) from each and every one of the Participating Plaintiffs’ respective Engle Progeny Actions with prejudice; and (iii) settle, resolve, acquit, remise, discharge and forever release the Released Parties, but not the Non-Settling Defendants, from any and all of the Participating Plaintiffs’ Engle Progeny Actions and the Released Claims;

2.
Each of the Participating Plaintiffs’ Counsel will use best efforts to contact and provide notice of the material terms and conditions of this proposed settlement and this Agreement to all persons and entities that are believed by them in good faith to be, or represent the interest of, their respective clients who are plaintiffs in the Engle Progeny Actions and that they are not aware of any of their respective clients that is a plaintiff, or an agent or representative to a plaintiff, to an Engle Progeny Action that is not a Participating Plaintiff set forth on Exhibits B and C hereto, other than those persons or entities described and identified in Section II(C), subparagraphs (1) through (5), and the Other Engle Plaintiffs on Exhibit F hereto. Each of the Participating Plaintiffs’ Counsel further represent, warrant and severally agree that they will use best efforts to contact and secure a response as to their desire to participate in this Agreement from each and every one of their respective clients who are identified as Other Engle Plaintiffs on Exhibit F hereto; and

3.
Notwithstanding that there may be other or additional counsel representing some or all of the Participating Plaintiffs or the Other Engle Plaintiffs in any of the Engle Progeny Actions or for any other matters, the Participating Plaintiffs’ Counsel represent that no other counsel, attorney, or law firm needs to be consulted by them, or any of the Participating Plaintiffs or Other Engle Plaintiffs they represent, in order to enter into this Agreement on behalf of their respective Participating Plaintiffs and/or Other Engle Plaintiffs.

III.	RELEASE, DISMISSAL OF CLAIMS AND COVENANT NOT TO SUE

A.
In consideration of the terms and conditions herein, each and every Participating Plaintiff shall execute a Release and Covenant Not to Sue using the appropriate form attached hereto as Exhibit G1 or G2 (the “Release”), and their respective counsel of record shall execute a Notice of Dropping the Settling Defendants With Prejudice, from each of the Participating Plaintiffs’ respective Engle Progeny Actions, in the form attached hereto at Exhibit H (the “Dropping Notice”), or, in circumstances where Liggett and/or Vector are the sole defendants in the Engle Progeny Action at issue, by a Notice of Voluntary Dismissal With Prejudice of the Engle Progeny Action, in the form attached hereto at Exhibit I (the “Dismissal Notice”). Participating Plaintiffs’ Counsel shall secure fully executed Releases and shall prepare, execute and deliver Dropping or Dismissal Notices from and on behalf of each of their Participating Plaintiffs, along with all further documentation required by a court to effectuate the release and dismissal of the Released Claims.

1.
With respect to the Payout Plaintiffs (other than those Tier Zero Plaintiffs who are subject to Section III(A)(3)), Participating Plaintiffs’ Counsel shall deliver the fully executed Releases and Dropping or Dismissal Notices for each of the Participating Plaintiffs identified on Exhibit B to Plaintiffs’ Coordinating Counsel no later than fourteen (14) days after the Effective Date of this Agreement. No later than twenty-one (21) days after the Effective Date, Plaintiffs’ Coordinating Counsel shall notify the law firm of Kasowitz Benson, Torres & Friedman LLP (“KBTF”), counsel for the Settling Defendants, of receipt of the Releases and Dropping or Dismissal Notices as to each such person and case, and shall hold them in escrow until such time as that portion of the Settlement Proceeds set forth in Section IV(B)(2)(b)(i) is paid by Liggett to the Settlement Fund, after which Plaintiffs’ Coordinating Counsel shall deliver the Dropping or Dismissal Notices to KBTF to be filed with the appropriate courts. Plaintiffs’ Coordinating Counsel shall hold the Releases (for those Participating Plaintiffs on Exhibit B) in escrow until such time as the Annual Payments are completed (whether by payout over fifteen (15) years or by acceleration) by Liggett in accordance with Section IV(B)(2)(b) hereto, and thereafter tender the Releases to Liggett.

2.
With respect to the Lump Sum Plaintiffs (other than those Tier Zero Plaintiffs who are subject to Section III(A)(3)), Participating Plaintiffs’ Counsel shall deliver the fully executed Releases and Dropping or Dismissal Notices for each of the Participating Plaintiffs identified on Exhibit C to Plaintiffs’ Coordinating Counsel no later than fourteen (14) days after the Effective Date of this Agreement. No later than twenty-one (21) days after the Effective Date, Plaintiffs’ Coordinating Counsel shall notify KBTF of receipt of the Releases and Dropping or Dismissal Notices as to each such person and case, and shall hold them in escrow until such time as that portion of the Settlement Proceeds set forth in Section IV(B)(2)(a) is paid by Liggett to the Settlement Fund, after which Plaintiffs’ Coordinating Counsel shall deliver the Dropping or Dismissal Notices to KBTF to be filed with the appropriate courts and tender the Releases to Liggett.

3.
With respect to all Tier Zero Plaintiffs, Participating Plaintiffs’ Counsel shall deliver the fully executed Dropping or Dismissal Notices for each Tier Zero Plaintiff to Plaintiffs’ Coordinating Counsel no later than fourteen (14) days after the Effective Date of this Agreement. No later than twenty-one (21) days after the Effective Date, Plaintiffs’ Coordinating Counsel shall notify KBTF of receipt of the Dropping or Dismissal Notices as to each such person and case, and shall hold them in escrow until such time as that portion of the Settlement Proceeds set forth in Section IV(B)(2)(a) is paid by Liggett to the Settlement Fund, after which Plaintiffs’ Coordinating Counsel shall deliver the Dropping or Dismissal Notices to KBTF to be filed with the appropriate courts. The respective Releases for each Tier Zero Plaintiff shall be executed and delivered to Plaintiffs’ Coordinating Counsel before their share of the Settlement Proceeds pursuant to the Settlement Fund Matrix is paid to them or to their respective Participating Plaintiffs’ Counsel. Participating Plaintiffs’ Counsel may utilize the administrator of the Settlement Fund designated by Plaintiffs’ Coordinating Counsel to assist in the collection of the executed Releases for Tier Zero Plaintiffs. Notwithstanding, Participating Plaintiffs’ Counsel shall be responsible for obtaining and delivering each of the executed Releases for Tier Zero Plaintiffs to Plaintiffs’ Coordinating Counsel no later than sixty (60) days after the Effective Date. Plaintiffs’ Coordinating Counsel shall timely notify KBTF of the receipt of the Releases as to each Tier Zero Plaintiff, and shall hold them in escrow until such time as that portion of the Settlement Proceeds set forth in Section IV(B)(2)(a) is paid, after which Plaintiffs’ Coordinating Counsel shall deliver the Releases to Liggett.

B.
With respect to those persons identified as Other Engle Plaintiffs (on Exhibit F hereto) who elect to become Participating Plaintiffs, each shall execute a Release and their respective Participating Plaintiffs’ Counsel shall, on their behalf, execute a Dropping Notice or, where Liggett and/or Vector are the sole defendants in the Engle Progeny Action, the Dismissal Notice (using the appropriate form attached hereto at Exhibit H or I), and deliver such Dropping or Dismissal Notices and Releases to Plaintiffs’ Coordinating Counsel no later than sixty (60) days after the Effective Date of this

Agreement. Plaintiffs’ Coordinating Counsel shall, as soon as possible thereafter, notify KBTF of those Dropping or Dismissal Notices and Releases and hold them in escrow until such time as that portion of the Settlement Proceeds set forth in Section IV(B)(2)(a) is paid by Liggett to the Settlement Fund, after which Plaintiffs’ Coordinating Counsel shall deliver those Dropping or Dismissal Notices to KBTF to file with the appropriate courts and tender the Releases to Liggett.

C.
With respect to those Other Engle Plaintiffs who could not be located (as identified by asterisk on Exhibit F) (hereafter, the “Non-Responsive Plaintiffs”), an amount of the Settlement Proceeds, to be determined exclusively by Participating Plaintiffs’ Counsel and Plaintiffs’ Coordinating Counsel, shall be set aside from the Settlement Fund for the benefit of the Non-Responsive Plaintiffs. Such Settlement Proceeds shall be allocated to and among those Non-Responsive Plaintiffs, exclusively by Participating Plaintiffs’ Counsel and Plaintiffs’ Coordinating Counsel, as a lump sum payment to each in accordance with the Settlement Fund Matrix subject to Sections IV, VI and VII (the “Non-Responsive Plaintiff Settlement Payment”). The Non-Responsive Plaintiff Settlement Payments shall be held in escrow by the administrator of the Settlement Fund designated by Plaintiffs’ Coordinating Counsel, in trust until such time as the Non-Responsive Plaintiff, or their legal representative, is located or comes forward to claim their Non-Responsive Plaintiff Settlement Payment, agrees to participate in the Agreement, and executes, authorizes and delivers to KBTF a Release and appropriate Dropping or Dismissal Notice.

D.
As of the Effective Date, the Participating Plaintiffs’ Counsel will, for and on behalf of their respective Participating Plaintiffs and Non-Responsive Plaintiffs cease to prosecute, and hereby agree to a standstill, of any further litigation activity concerning the Settling Defendants (but only with respect to the Settling Defendants) in any Engle Progeny Action, unless and until this Agreement is terminated by the Settling Defendants.

E.
Any document filed with a court to effectuate the dropping of the Settling Defendants from, or dismissing the claims asserted against the Settling Defendants in, any Engle Progeny Action pursuant to the terms and conditions of this Agreement (whether it is by way of dropping and/or dismissing the Settling Defendants or asserted claims) must make clear that it is as to the Settling Defendants only, and does not dismiss the Engle Progeny Action or the pending claims against the Non-Settling Defendants, if any.

F.
Participating Plaintiffs’ Counsel represent that each one of their respective Participating Plaintiffs has consulted with their respective counsel regarding the effect of the Release, and understands that each Participating Plaintiff is releasing and covenanting not to sue the Released Parties with respect to the Released Claims including, among other things, any past, present, future, known or unknown, latent and/or un-matured injury relating in any way to, or arising from, the use of, exposure to, and/or manufacturing, sale and/or marketing of, cigarettes or tobacco products, including, without limitation, claims unrelated in whole or in part to current actual or alleged injuries. Furthermore, as of the Effective Date, Participating Plaintiffs’

Counsel represent that each of their respective Participating Plaintiffs acknowledges that they may not know of any or all injuries relating in any way to the use of, exposure to, and/or manufacturing, sale and/or marketing of, cigarettes or tobacco, and knowingly and voluntarily agree to release, and covenant not to sue, the Released Parties, with respect to all such past, present, future, unknown, latent and/or un-matured injuries, if any.

G.
Participating Plaintiffs’ Counsel represent that the person executing the Exhibit G Releases are Participating Plaintiffs in the respective Engle Progeny Action or, in the limited circumstances of Tier Zero Participating Plaintiffs, they are either a Participating Plaintiff or a representative with authority to execute the Release on behalf of the respective Releasors.

H.
Participating Plaintiffs’ Counsel and their respective Participating Plaintiffs agree and consent to the execution, delivery and filing of the Dropping and Dismissal Notices pursuant to this Section irrespective of whether the Participating Plaintiff, whose Engle Progeny Action is the subject of such Notice, has executed or delivered a Release.

I.
In any Engle Progeny Action (other than those brought by Tier Zero Plaintiffs) where the alleged injured smoker at issue is deceased, the Participating Plaintiff shall be the legally and duly appointed personal representative of the respective decedent, decedent’s estate and survivors with authority to execute the Release on behalf of the Releasors and authorize the filing of the Dropping and Dismissal Notices.

IV.	SETTLEMENT PROCEEDS

A.
The payment of Settlement Proceeds (defined below) pursuant to this Agreement is the sole responsibility of Liggett. Participating Plaintiffs, Plaintiffs’ Coordinating Counsel and Participating Plaintiffs’ Counsel shall look solely to Liggett for any payment obligations under this Agreement, including, but not limited to, the Settlement Proceeds, and the payment to Plaintiffs’ Coordinating Counsel in Section V of this Agreement.

B.
In consideration and in exchange for the terms and conditions set forth herein, Liggett agrees to pay the sums set forth in Section IV(B)(2)(a) and (b) (the “Settlement Proceeds”), on the following terms and conditions, and as adjusted as set forth below:

1.
Plaintiffs’ Coordinating Counsel, or a person designated in writing by it, shall, as a precondition to payment of the Settlement Proceeds, establish a Qualified Settlement Fund pursuant to Treasury Regulation 1.468B-1 (also see Section XI(K)) and other applicable law (the “Settlement Fund”) to manage and distribute the Settlement Proceeds in accordance with this Agreement. Plaintiffs’ Coordinating Counsel, or the person designated by it, shall have sole access to, and control of, the Settlement Fund.

2.
Failure by Participating Plaintiffs’ Counsel and/or Plaintiffs’ Coordinating Counsel to deliver or file fully executed Releases and Dropping or Dismissal Notices as set forth in Section III shall be a material breach of this Agreement. If Participating Plaintiffs’ Counsel do not deliver and file each and every one of the Releases and Dropping or Dismissal Notices pursuant to Section III, then, unless Settling Defendants waive the breach, Settling Defendants, in their sole discretion, have the right to terminate and cancel this Agreement in its entirety, and Settling Defendants shall have no obligation to pay any Settlement Proceeds, to fund the Settlement Fund, to make the Section V payment, to make any further payment or payments, or to perform any other term or condition of this Agreement, and the Agreement shall be null and void in all respects.

If this Agreement has not been terminated as set forth above, then Liggett shall tender the Settlement Proceeds to the Settlement Fund as follows:

a.
Lump Sum Payment. Not more than ninety (90) days after the Effective Date, Liggett shall make a one time, lump sum payment to the Settlement Fund of $50,821,830.41 for the benefit of the Participating Plaintiffs set forth on Exhibit C (the “Lump Sum Payment”); and

b.
Annual Payments. Liggett shall make fifteen (15) annual payments to the Settlement Fund for the benefit of the Participating Plaintiffs set forth on Exhibit B (the “Annual Payments”) on the following schedule in the amounts prescribed below:

i.	Not more than ninety (90) days after the Effective Date, Liggett shall make the first Annual Payment in the amount of $791,229.73

ii.
For each of the second through seventh years after the Effective Date, Liggett shall, no later than the anniversary of the first Annual Payment, make an Annual Payment of $791,229.73 to the Settlement Fund.

iii.
For each of the eighth through fifteenth years after the Effective Date, Liggett shall, no later than the anniversary of the first Payment Date, make an Annual Payment in the same amount as the Annual Payment paid in the immediately previous year; however, the amount of the Annual Payment in each of these years will be adjusted upwards for inflation from the prior calendar year by the lesser of either (a) 3%, or (b) the CPI%.

iv.
During the fifteen (15) year payout period of the Annual Payments, should Liggett be involved in a business transaction where all or substantially all of Liggett’s assets or stock are sold to a non-affiliated entity, or where there is a merger, acquisition or other business transaction with a non-affiliate pursuant to which Liggett is more than 50% owned by such non-affiliate, then the remaining Annual Payments due at the time of the transaction will be accelerated and paid by Liggett (or by a person or entity designated by Liggett), to the Settlement Fund within ninety (90) days of the closing of such transaction, and discounted by an interest rate equal to 3% plus the yield of a United States Treasury security with a maturity equal to the remaining number of years for which Annual Payments are to be made at the time of the transaction. In such circumstances, the inflation adjustment set forth in Section IV(B)(2)(b)(iii) shall not be applied to any remaining Annual Payments that are subject to the acceleration.

C.	Any and all deadlines or other time periods in the Agreement may be extended by agreement between Settling Defendants and Plaintiffs’ Coordinating Counsel.

D.
Participating Plaintiffs’ Counsel and/or Plaintiffs’ Coordinating Counsel shall have sole responsibility for allocating the Settlement Proceeds (including the Lump Sum Payments and the Annual Payments) in the Settlement Fund to and among the Participating Plaintiffs in accordance with the Settlement Fund Matrix and the Special Appeal Fund, and subject to any adjustments or reductions that may be necessary to satisfy Medical Expense Liens or other appropriate liens, fees, costs and expenses, including those set forth in Section VI of this Agreement. Settling Defendants shall not be responsible for, or participate in, any allocation of the Settlement Proceeds from the Settlement Fund.

E.
The Annual Payments, as adjusted in accordance with Section IV(B)(2)(b)(iii), and the Lump Sum Payment constitute the total amount of the Settlement Proceeds to be paid by the Settling Plaintiffs pursuant to this Agreement.

F.
Each Party agrees that the Settlement Proceeds are reasonable and adequate consideration for the settlement and this Agreement. In no circumstances shall the reasonableness or adequacy of the Settlement Proceeds be challenged by any Party to this Agreement.

G.
Other than as set forth in Section V, each Participating Plaintiff is solely responsible for payment of his or her respective attorneys’ fees, costs, expenses and any applicable taxes relating in any way to the Engle Progeny Actions or this Agreement.

Participating Plaintiffs shall be solely responsible for all fees, costs and expenses not otherwise expressly designated herein as obligations of the Settling Defendants.

H.
If the Florida Supreme Court or United States Supreme Court should hold that the Engle Phase I Findings established by the Florida Supreme Court in Engle v. Liggett Group, Inc., et al., 945 So. 2d 1246 (Fla. 2006): (1) constitute a violation of due process rights; or (2) cannot for any reason be used to establish either a fact or element concerning one or more claims asserted in the Engle Progeny Actions, Settling Defendants have the exclusive right to terminate this Agreement with respect to the Payout Plaintiffs. If Settling Defendants terminate this Agreement pursuant to this section, Settling Defendants shall not be obligated to make any further payment of the Settlement Proceeds, or to make further payments of any kind, pursuant to this Agreement to those Payout Plaintiffs with whom the Settlement has been terminated (the “Terminated Plaintiffs”); the Releases held in escrow for the Terminated Plaintiffs will be rendered null and void and returned to their respective Participating Plaintiffs’ Counsel; and any monies paid to a Terminated Plaintiff pursuant to this Agreement prior to the termination of the Agreement shall be treated as a set-off against any damages that may be ultimately awarded to that Terminated Plaintiff against Settling Defendants in any action.

V.	PAYMENT TO PLAINTIFFS’ COORDINATING COUNSEL

A.
Provided that this Agreement has not been terminated by the Settling Defendants pursuant to the terms and conditions herein, on or before ninety (90) days after the Effective Date or, if extended pursuant to Section IV(C), on or before one hundred and eighty (180) days after the Effective Date, Liggett shall pay four million dollars ($4,000,000) to Plaintiffs’ Coordinating Counsel. The payment of this sum is to be used by Plaintiffs’ Coordinating Counsel for, among other things, the cost of administration of this settlement, lien resolution and other related matters, claims administration, if required, and reimbursement of litigation costs as defined by Plaintiffs’ Coordinating Counsel, including common costs expended by Participating Plaintiffs’ Counsel as well as case-specific costs as determined by Plaintiffs’ Coordinating Counsel. In addition, Liggett agrees to pay all fees associated with the formation of the Qualified Settlement Fund, pursuant to a written retainer agreement subject to the approval of Liggett.

B.
Plaintiffs’ Coordinating Counsel shall receive five (5%) percent of the Settlement Proceeds for the services rendered as Plaintiffs’ Coordinating Counsel (the “5% Grossman Fee”). The 5% Grossman Fee shall be deducted and withheld by Liggett from the Settlement Proceeds paid by Liggett to the Settlement Fund. The 5% Grossman Fee shall be allocated to that portion of the Settlement Proceeds charged by Participating Plaintiffs’ Counsel as attorneys’ fees to the Participating Plaintiffs, and is not to be deducted from, and shall not reduce, the Participating Plaintiffs’ allocation or share of the Settlement Proceeds. Neither of the Settling Defendants shall have any obligation to make or guarantee the 5% Grossman Fee or any such additional or further compensation or payments to Plaintiffs’ Coordinating Counsel or any other person.

VI.	DISCHARGE OF LIENS, ASSIGNMENT RIGHTS AND OTHER THIRD-PARTY PAYOR CLAIMS

A.
The Parties agree that any and all liens, subrogation rights and/or claims arising from medical expenses for Participating Plaintiffs and/or Other Engle Plaintiffs incurred as a result of the use of, exposure to, and/or manufacturing, sale and marketing of, Settling Defendants’ cigarettes and/or tobacco products, the claims against Settling Defendants alleged in the Engle Progeny Actions or otherwise relating to the injuries and damages alleged against Settling Defendants in the Engle Progeny Actions, including, but not limited to, liens, subrogation rights or other claims by any financial institutions, medical providers, doctors, hospitals, chiropractors, employers, health insurers, Blue Cross-Blue Shield, HMO, Medicare (Parts A and B) (“Medicare”), Medicaid, other insurers, or any other third parties, and/or their agents, representatives successors, affiliates or subrogees, including, without limitation, the United States or any agency of any state or local government (hereafter, the “Medical Expense Liens”) will be satisfied.

B.
Plaintiffs’ Coordinating Counsel, or its designee, The Garretson Resolution Group, Inc., and/or its successor designee as provided in writing by Plaintiffs’ Coordinating Counsel, are responsible for establishing a process by which any and all of the Medical Expense Liens are satisfied by those persons who have such obligations and performing the tasks and functions necessary to comply with this Section VI of the Agreement in connection with reimbursement claims that may be asserted by federal Medicare; Medicaid liens and certain other governmental health care programs with statutory reimbursement or subrogation rights, limited to TRICARE, VA, and Indian Health Services benefits (hereinafter “Governmental Authority Third Party Payer/Providers”); and any reimbursement interests being asserted by private insurance carriers or self-funded employer welfare plans (hereinafter “Private Third Party Payer/Providers”). Each Participating Plaintiff will be required to cooperate with the procedures and protocols established by the Plaintiffs’ Coordinating Counsel or its designee for the identification and resolution of any such liens and/or reimbursement claims.

C.
Participating Plaintiffs’ Counsel, Plaintiffs’ Coordinating Counsel, and/or its designee, The Garretson Resolution Group, Inc., or any designated successor designee as provided in writing by Plaintiffs’ Coordinating Counsel, are solely responsible for obtaining the satisfaction of any and all Medical Expense Liens.

D.
The duties of Plaintiffs’ Coordinating Counsel or its designee pursuant to this section shall include, not only ensuring compliance with all relevant provisions of the Medicare Secondary Payer Act (42 U.S.C. §1395y) concerning Medicare repayment claims, but also ensuring compliance under Section 111 of the Medicare, Medicaid and SCHIP Extension Act of 2007 (42 U.S.C. §1395y(b)(8)) (the “MMSEA”), which poses certain reporting requirements for certain entities involved in settling personal injury claims involving a Medicare beneficiary.

E.
Plaintiffs’ Coordinating Counsel or its designee shall resolve all conditional payment reimbursement rights that have been or may be asserted by Medicare within the meaning of the Medicare Secondary Payer statute (42 U.S.C. §1395y) and all payments made by state Medicaid agencies, as appropriate, and any other federal reimbursement right that is being asserted under any of TRICARE, VA or Indian Health Services based upon the provision of medical care or treatment provided to a person connected or alleged to be connected with claims settled pursuant to this Settlement Agreement; provided however, that nothing herein is intended to create a right of reimbursement where none would otherwise exist under applicable state or federal tort recovery statutes.

F.
Each of the Participating Plaintiffs agree and covenant to release, and to indemnify and hold harmless the Released Parties, from and against any and all of their respective Medical Expense Liens which may arise or have heretofore arisen in favor of any financial institutions, medical providers, doctors, hospitals, chiropractors, employers, health insurers, Blue Cross-Blue Shield, HMO, Medicare, Medicaid, other insurers, or any other third parties, including the United States or any agency of any state or local government, by operation of law or equity. In the event that either Defendant is obligated to pay with respect to, or in connection with, any Medical Expense Lien, Liggett may reduce the amount of the Settlement Proceeds to offset such payment(s).

G.
Settling Defendants shall be entitled to proof of satisfaction and discharge of any and all Medical Expense Lien or Liens in relation to any Participating Plaintiff or Other Engle Plaintiff. On or before ninety (90) days after the Effective Date, Plaintiffs’ Coordinating Counsel or its designee shall provide Settling Defendants with written confirmation that is reasonably satisfactory to the Settling Defendants (the “Lien Confirmation”) that any and all Medical Expense Liens have been fully satisfied or that appropriate holdback amounts are in place to satisfy any and all Medical Expense Liens. Settling Defendants shall not be obligated to pay, tender or release any of the Settlement Proceeds, or make any payment or payments pursuant to this Agreement, including the Lump Sum Payment and/or the Annual Payments, until Plaintiffs’ Coordinating Counsel provides the Lien Confirmation to Settling Defendants which is reasonably satisfactory to the Settling Defendants in all respects.

VII.	ALLOCATION OF SETTLEMENT PROCEEDS/THIRD-PARTY CLAIMS

A.
Plaintiffs’ Coordinating Counsel and Participating Plaintiffs’ Counsel represent that they have complied, and will comply, with any requirement (1) to disclose to their respective Participating Plaintiffs and clients: the existence and nature of the terms and conditions of this Agreement; the participation of each person or entity in the Agreement; the claims asserted by the Participating Plaintiffs; and the allocation, and basis therefore, of Settlement Proceeds, including, without limitation, the disclosure of the allocation of the Settlement Proceeds and the basis therefore among a Participating Plaintiffs’ Counsel’s respective Participating Plaintiffs; and (2) to obtain informed written consent from their respective Participating Plaintiffs and clients regarding this Agreement, in accordance with Rule 1.8 of the ABA Model

Rules of Professional Conduct, Florida Rule of Professional Conduct 4-1.8, or other applicable law or rule of professional conduct.

B.
Participating Plaintiffs, Participating Plaintiffs’ Counsel and Plaintiffs’ Coordinating Counsel covenant and agree that they will have no claim or recourse against Settling Defendants for any disputes or claims regarding the allocation of the Settlement Fund, the Settlement Fund Matrix and the Special Appeal Fund, or the claims administration process in any way.

C.
The Parties covenant and agree that this Agreement and the Settlement Proceeds herein are reasonable and constitute a good faith settlement sufficient to bar, preclude and cut off any and all contribution or other claims, cross-claims and third-party claims by any Non-Settling Defendant concerning the Engle Progeny Actions.

VIII.	CONFIDENTIALITY

A.
Once executed, this Agreement and the Exhibits and attachments hereto shall not be confidential and, subject to the terms of this section, may be disclosed without limitation by any Party. However, the Parties agree that to the extent any personal records or other personal information of a Participating Plaintiff, such as medical records, Social Security numbers and/or HICNs (“Confidential Information”) are provided to a Party pursuant to this Agreement, such Confidential Information shall remain confidential. In addition, information regarding the amount of any payments made to specific Participating Plaintiffs under this Agreement (the “Award Information”) shall be kept confidential by the Parties and shall not be disclosed except (1) to appropriate persons to the extent necessary to process a Participating Plaintiffs’ Settlement Fund allocation; (2) as otherwise expressly provided in this Agreement; (3) as may be required by law or court order; or (4) as may be reasonably necessary in order to enforce, or exercise Participating Plaintiffs’ and/or Settling Defendants’ rights under or with respect to this Agreement.

B.
Any Party that may be required to disclose Confidential Information or Award Information pursuant to the previous paragraph shall take reasonable steps to adequately protect the confidential nature of the Confidential Information and Award Information, including, but not limited to, those steps required pursuant to applicable federal, state or local law or regulation. All Participating Plaintiffs shall be deemed to have consented to the disclosure of Confidential Information and Award Information, as well as all other records and information, for these purposes. Notwithstanding anything to the contrary contained herein, a Participating Plaintiff may disclose Award Information to immediate family members, counsel, accountants and/or financial advisors of such Participating Plaintiff, if any (each of whom shall be instructed to maintain and honor the confidentiality of such information).

IX.	GOVERNING LAW AND VENUE IN CASE OF DISPUTES
This Agreement and all disputes arising hereunder or related hereto shall be governed by, construed and interpreted in accordance with the internal laws of the State of Florida applicable to instruments made, delivered and performed entirely in such state, without regard to that state’s conflict of law rules. The Parties further agree that any litigation related to this Agreement must be brought in the Florida Circuit Court for 11th Judicial District located in Miami-Dade County, Florida (the “Court”). The Parties do not consent to any jurisdiction of the court, to approve, supervise, amend, alter, and/or modify the terms of this Agreement.

X.	MERGER CLAUSE
This Agreement (including all Exhibits and attachments hereto, and all Releases, Dropping or Dismissal Notices or other documents that, under the terms of this Agreement, merge into this Agreement) embodies the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements and understandings (whether written or oral) among the Parties with respect to such subject matter. No representations, warranties or inducements have been made to, or relied upon by, any Party other than the representations, warranties and covenants expressly set forth in this Agreement.

XI.	MISCELLANEOUS PROVISIONS

A.	Remedies for Breach of the Agreement

1.
The Parties reserve all rights and remedies with respect to enforcement of the terms and conditions of this Agreement as set forth and defined herein. Unless this Agreement is terminated by the Settling Defendants pursuant to Section IV(B)(2), any breach of the terms and conditions of this Agreement (including, without limitation, any breach of a representation, warranty, release or covenant herein) may and can result, among other things, in a claim for money damages in favor of the non-breaching Party, and the prevailing party to such a claim or action shall be entitled to an award of their reasonable attorneys’ fees, costs and interest.

2.
In the event that Liggett defaults in the payment of Settlement Proceeds due under this Agreement, as their sole and exclusive remedy, the Participating Plaintiffs shall be entitled to aggregate their claims for such payment(s) and have a judgment entered based on the remaining unpaid Settlement Proceeds. In such circumstances, any unpaid Settlement Proceeds: (a) shall be accelerated without discount; (b) shall be subject to the imposition of post-judgment interest at the default rate pursuant to Florida Statute Section 687.02 at the time of entry of the judgment; and (c) Participating Plaintiffs enforcing such a judgment shall be entitled to collect reasonable attorneys’ fees from Liggett for any proceedings required to enforce the judgment.

B.	Waiver of Inconsistent Provisions of Law

To the fullest extent permitted by applicable law, each Party, and each Participating Plaintiff, waives any provision of law (including the common law), which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

C.	Severability
Should any provision of this Agreement be held invalid, illegal or unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Agreement; and, upon any such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law.

D.	Arm’s Length Negotiation
This Agreement, and all incorporated documents, exhibits and attachments hereto, are the product of arm’s length negotiations between and among the Parties. All of the Parties have been represented by, and have conferred with, their respective counsel regarding all aspects of this Agreement.
The Settling Defendants, the Participating Plaintiffs and Other Engle Plaintiffs were each represented by counsel of their choice and this Agreement was negotiated by such counsel. Each Party and counsel for each Party to this Agreement has reviewed this Agreement and has participated in its drafting, and each Party has conferred with its respective counsel regarding all aspects of this Agreement. Accordingly, in the event of any dispute relating to the terms of this Agreement, all parts of this Agreement shall be construed as a whole according to its meaning and not strictly for or against any Party; and no Party shall attempt to invoke the rule of construction to the effect that ambiguities are to be resolved against the drafting Party in any interpretation of this Agreement.

E.	No Assignment of Claims
Participating Plaintiffs represent and warrant that, unless otherwise disclosed to the Settling Defendants in writing prior to the Effective Date, they have not assigned or otherwise transferred any of the Released Claims pursuant to this Agreement. To the extent that any Participating Plaintiff has assigned or otherwise transferred any of the Released Claims pursuant to this Agreement, all assignees must consent in writing to the Participating Plaintiff’s decision to participate in this Agreement in order for the Participating Plaintiff to participate in this Agreement.

F.	No Effect on Parties’ Rights Against Non-Parties
Except as otherwise provided in this Agreement, nothing in this Agreement shall affect any rights or claims any Party has or may later have against a non-party to this Agreement. The Parties acknowledge that Participating Plaintiffs and Other

Engle Plaintiffs have asserted claims in the Engle Progeny Actions against the Non-Settling Defendants. Nothing in this Agreement is meant to affect or alter Plaintiffs’ claims in any way with respect to the Non-Settling Defendants.

G.	No Admissions
No Party is admitting liability or conceding any position or fact, including causation of injury or lack thereof, in this Agreement. Furthermore, no statement, decision or determination by Participating Plaintiffs, Other Engle Plaintiffs, Participating Plaintiffs’ Counsel, or Plaintiffs’ Coordinating Counsel as to allocation of the Settlement Amount shall be accorded collateral estoppel effect in any Engle Progeny Action or in any other pending or future litigation.

H.	Admissibility of this Agreement
This Agreement shall not be admissible in any Engle Progeny Action or any other action, court or proceeding with respect to either Settling Defendant; provided, however, that this Agreement shall be admissible for any purpose in any action brought by any Party to enforce this Agreement. Consistent with this understanding, no Party or counsel to any Party to this Agreement shall seek to introduce or offer the terms of this Agreement, any statement, transaction or proceeding in connection with the negotiation, execution or implementation of this Agreement, or any statements in the documents delivered in connection with this Agreement, in any judicial proceeding, except as rendered admissible under this section.

I.	Wilner Agreement Contingency and Tolling of the Effective Date
This Agreement, including any payments required by Settling Defendants hereunder, is conditioned and contingent upon the execution by Settling Defendants of a separate written agreement with The Wilner Firm and the Wilner Plaintiffs to settle, release, and drop and dismiss with prejudice each and every one of the claims that are, or could have been brought, by the Wilner Plaintiffs in each and every one of their respective Engle Progeny Actions (the “Wilner Settlement Agreement”) as against the Released Parties hereto. Settling Defendants hereto have the sole and exclusive discretion to determine whether an adequate Wilner Settlement Agreement has been executed pursuant to this section. Settling Defendants shall have the exclusive right, upon written notice to Plaintiffs’ Coordinating Counsel, to waive the contingency set forth in this section and any of the conditions thereto. The Effective Date of this Agreement shall be tolled until such date as the Plaintiffs’ Coordinating Counsel receive notice that the Wilner Settlement Agreement is fully executed or that Settling Defendants have exercised their exclusive right to waive this contingency or the conditions of this section.

J.	Contingencies
Except for the contingency described in Section XI(I), and the terms and conditions set forth specifically in this Agreement (including, without limitation, (1) the conditions precedent to payment of any part of the Settlement Proceeds as set forth in Sections III and IV of this Agreement, and (2) the conditions regarding Liens and release of any part of the Settlement Fund as set forth in Section VI of this Agreement), each Party represents and warrants that there are no other pending conditions, agreements, transactions or negotiations that would render this Agreement or any part thereof void, voidable or unenforceable.

K.	Qualified Settlement Fund
Plaintiffs’ Coordinating Counsel and the Settling Defendants agree that the Settlement Fund will be structured and characterized for income tax purposes, pursuant to federal, state and applicable law and regulation, as a “qualified settlement fund” within the meaning of Treasury Regulation Section 1.468B-1, and the Parties agree to negotiate in good faith to make any changes to this Agreement, or provide any further documentation or information, which may be necessary for the Settlement Fund to be treated as a qualified settlement fund subject to Court approval. Plaintiffs’ Coordinating Counsel, or its duly appointed designee, shall be appointed to act as the administrator of the Settlement Fund pursuant to Section IV(B)(1) and the administrator of the Settlement Fund shall, among other things, undertake the following actions in accordance with Internal Revenue Code 468B and the regulations thereto: (a) apply for the tax identification number required for the Settlement Fund; (b) file, or cause to be filed, all tax returns that the Settlement Fund is required to file pursuant to federal, state and applicable law and regulation; (c) pay from the Settlement Fund all taxes that are imposed upon or payable by the Settlement Fund pursuant to federal, state or applicable law and regulation; and (d) file, or cause to be filed, tax elections available to the Settlement Fund. The Settling Defendants, as transferors of the Settlement Proceeds to the Settlement Fund, shall prepare and file the information statements concerning the Settlement Proceeds paid to the Settlement Fund, to be provided to the Internal Revenue Service pursuant to the regulations under Internal Revenue Code Section 468B. The Parties shall timely provide such materials and relevant information to the extent reasonably requested in connection with any tax filing or the payment of any taxes or any private letter ruling regarding the tax status of the Settlement Fund or as otherwise required to comply with tax or legal obligations.

L.	Headings are for Convenience Only
Section and paragraph headings in this Agreement are for convenience only and shall not affect the meaning of any aspect of this Agreement.

M.	Application of Deadlines
All deadlines and other time periods in this Agreement, including those set forth in any of the exhibits or other attachments hereto, are measured in calendar days; but if any deadline or the expiration of any other time period falls on a non-business day, such deadline or other time period is extended by virtue of this section until the next business day. For purposes of this Agreement, business days are all days, other than Saturday, Sunday, or any day on which commercial banks in the City of Miami, Florida are required or authorized by law to be closed.

N.	Notice
All notices required by this Agreement as between and among the Parties or any of their respective counsel or Plaintiffs’ Coordinating Counsel shall be sent only in the following manner:

1.	Overnight delivery; or

2.	Hand delivery.
Notice by overnight delivery will be deemed received on the first business day after mailing or deposit with the overnight courier service; and notice by hand delivery will be deemed received on the day it is sent.
A copy of each such notice also shall be sent to the recipient by e-mail or facsimile. All notices required by this Agreement shall be sent to the following:
On behalf of Settling Defendants:
Aaron H. Marks, Esq.
Kasowitz, Benson, Torres & Friedman LLP
1633 Broadway
New York, NY 10019
Direct: (212) 506-1721
Facsimile: (212) 506-1800
E-mail: amarks@kasowitz.com

On Behalf of Plaintiffs’ Coordinating Council:

Neal A. Roth, Esq.
Grossman Roth, P.A.,
Suite 1150
2525 Ponce de Leon Blvd.
Coral Gables, FL 33134
Direct: (305) 442-8666
Facsimile: (305) 285-1668
E-mail: NAR@grossmanroth.com
On Behalf of Participating Plaintiffs:

For each Participating Plaintiff, their respective Participating Plaintiffs’ Counsel at its office address as set forth on Exhibit A.

O.	Manner of Execution of This Agreement
This Agreement may be executed in counterpart originals with the same force and effect as if fully and simultaneously executed as a single document. Facsimile, PDF or e-mailed signatures shall have the same force and effect as original signatures.

P.	Amendments
This Agreement may not be amended or modified, except in writing signed by Settling Defendants and Participating Plaintiffs’ Counsel.

Q.	Non-Waiver
Except where a specific period for action or inaction is provided herein, no waiver of a right, power or privilege provided by this Agreement shall be implied or inferred from any Party’s delay, failure to exercise, incomplete exercise or partial waiver of such right, power or privilege.

R.	Survival
The representations, warranties and covenants set forth in this Agreement shall survive after the Effective Date.

S.	Cooperation
Plaintiffs’ Coordinating Counsel and Participating Plaintiffs’ Counsel shall use their continuing best efforts to effectuate all of the terms and conditions of this Agreement, including, without limitation, the execution, delivery and filing of all Releases and Dropping and Dismissal Notices, and the provision of any other documentation or information reasonably requested by the Settling Defendants to effectuate the terms of this Agreement.

THE UNDERSIGNED HAVE READ THE FOREGOING ENGLE PROGENY LITIGATION SETTLEMENT AGREEMENT AND THE EXHIBITS THERETO AND FULLY UNDERSTAND IT.
WHEREFORE, the parties hereto set their hands and seal this 22nd day of October, 2013.

/S/ Neal A. Roth
Plaintiffs’ Coordinating Counsel
By: Neal A. Roth, Esq.
Florida Bar No. 220876
Grossman Roth, P.A.
2525 Ponce de Leon Blvd., Suite 1150
Coral Gables, Florida 33134
Telephone: 305-442-8666
Facsimile: 305-285-1668

Liggett Group LLC By: /S/_Ronald J. Bernstein_____________ Name: Ronald J. Bernstein Title: President and Chief Executive Officer

Vector Group Ltd.

By:    /S/ Marc N. Bell
Name:    Marc N. Bell
Title:    Vice President and General Counsel

/S/ Hendrick Uiterwyk
Hendrik Uiterwyk, Esq.
Florida Bar No. 45570
Abrahamson & Uiterwyk
900 W. Platt Street
Tampa, FL 33606
Telephone: 813-222-0500

/S/ Alexander J. Labora
Alexander J. Labora, Esq.
Florida Bar No. 293
Alexander J. Labora Law Offices
1645 N.W. 8th Street
Miami, FL 33125
Telephone: 305-644-1422
Facsimile: 305-643-2442

/S/ James D. Clark
James D. Clark, Esq.
Florida Bar No. 191311
Alley Clark Greiwe
701 East Washington Street
Tampa, FL 33602
Telephone: 813-250-0608
Facsimile: 813-229-7982

/S/ Dawn M. Vallejos-Nichols
Dawn M. Vallejos-Nichols, Esq.
Florida Bar No. 9891
Avera & Smith, LLP
2814 S.W. 13th Street
Gainesville, FL 32608
Telephone: 352-372-9999
Facsimile: 352-375-2526

/S/ Steven C. Ruth
Steven C. Ruth, Esq.
Florida Bar No. 226531
Beltz & Ruth, P.A.
P.O. Box 16847
St. Petersburg, FL 33733
Telephone: 727-327-3222
Facsimile: 727-323-7720

/S/ John B. Patterson
John B. Patterson, Esq.
Florida Bar No. 23930
Balkan & Patterson
601 South Federal Highway, Suite 302
Boca Raton, Florida 33432
Telephone: 561-750-9191
Facsimile: 561-750-1574

/S/ Andrew B. Greenlee
Andrew B. Greenlee, Esq.

Florida Bar No. 96365
Brownstone, P.A
400 N. New York Ave
Suite 215
Winter Park, FL 32789
Telephone: (855) 776-2773
Facsimile: (407) 622-1511

/S/ Bruce H. Denson
Bruce H. Denson, Esq.
Florida Bar No. 18880
Bruce H. Denson, PA
1500 Second Avenue N.
Suite 1500
St. Petersburg, FL 33701
Telephone: 727-896-7000

/S/ E. Alexander Pujol
E. Alexander Pujol, Esq.
Florida Bar No. 47619
Brush, Pujol & Coyle, P.A.
825 East Main St.
Lakeland, FL 33801
Telephone: 863-603-0563
Facsimile: 863-603-0884

/S/ Charles E. Emanuel, Jr.
Charles E. Emanuel, Jr. Esq.
Florida Bar No. 913391
The Emanuel Firm, P.A.
822 Menendez Court
Orlando, FL 32801
Telephone: 407-926-4390
Facsimile: 407-809-5706

/S/ Charles P. Erickson
Florida Bar No. 644765
Charles P. Erickson, P.A.
5147 Castello Drive
Naples, FL 34103
Telephone: 239-430-1126

/S/ Barry A. Cohen
Barry A. Cohen, Esq.
Florida Bar No. 96478
The Cohen Law Group
201 E. Kennedy Blvd.,
Suite 1000
Tampa, FL 33602
Telephone: 813-225-1655
Facsimile: 813-225-1921

/S/ Dennis A. Lopez
Dennis A. Lopez, Esq.
Florida Bar No. 321001
Dennis A. Lopez, P.A.
210 N. Pierce Street
Tampa, FL 33602
Telephone: 813-223-1977
Facsimile: 813-229-2439

/S/ Maria Tejedor
Maria Tejedor, Esq.
Florida Bar No. 95834
Diez-Arguelles Tejedor
505 N. Mills Avenue
Orlando, FL 32803
Telephone: 407-705-2880

/S/ Leslie Bryan
Leslie Bryan
Florida Bar No. 95535
Doffermyre Shields Canfield Knowles & Devine, LLC
1355 Peachtree Street, Suite 1600
Atlanta, GA 30309
Telephone: 404-881-8900
Facsimile: 404-881-3007
/S/ Elihu H. Berman
Elihu H. Berman, Esq.
Florida Bar No. 187585
Elihu H. Berman, P.A.
2918 Mill Stream Court
Clearwater, FL 33761
Telephone: 727-463-6600
Facsimile: 727-465-1977

/S/ Walter Lack
Walter Lack, Esq.
California Bar No. 57550
Engstrom, Lipscomb & Lack
10100 Santa Monica Blvd.
12th Floor
Los Angeles, CA 90067-4113
Telephone: 310-552-3800
Facsimile: 310-552-9434

/S/ J. Michael Fitzgerald
J. Michael Fitzgerald, Esq.
Florida Bar No. 127103
Fitzgerald & Associates, P.A.
P.O. Box 6246
Charlottesville, VA 22906
Telephone: 434-984-4693
Facsimile: 305-735-8843

/S/ Jason L. Odom
Jason L. Odom, Esq.
Florida Bar No. 476950
Gould Cooksey Finnell, P.A.
979 Beachland Blvd.
Vero Beach, FL 32963
Telephone: 772-231-1100

/S/ Neal A. Roth
Neal A. Roth, Esq. as a Participating Plaintiffs’ Counsel
Florida Bar No. 220876
Grossman Roth, P.A.
2525 Ponce de Leon Blvd., Suite 1150
Coral Gables, Florida 33134
Telephone: 305-442-8666
Facsimile: 305-285-1668

/S/ Marvin Weinstein
Marvin Weinstein, Esq.
Florida Bar No. 85823
Grover & Weinstein, P.A.
777 Arthur Godfrey Road,
2nd Floor
Miami Beach, FL 33140
Telephone: 305-673-3000
Facsimile: 305-531-1708

/S/ L Donald Huelson
L Donald Huelson, Esq.
Florida Bar No. 63924
Huelson Law Firm, LLC
16029 S. Bradley Dr.
Olathe, KS 66062

Telephone: 913-254-1400
Facsimile: 913-254-1411

/S/ Steven K. Hunter
Steven K. Hunter, Esq.
Florida Bar No. 219223
Hunter, Williams & Lynch, P.A.
The Monarch Grove Bldg.
2977 McFarlane Road
Suite 301
Miami, FL 33133
Telephone: 305-443-6200
Facsimile: 305-443-6204

/S/ J.B. Harris
J.B. Harris, Esq.
Florida Bar No. 495034
J.B. Harris, P.A.
3127 Ponce de Leon Blvd.
Coral Gables, FL 33134
Telephone: 786-303-8333

/S/ John B. Ostrow
John B. Ostrow, Esq.
Florida Bar No. 124324
John B. Ostrow, P.A.
Courthouse Tower,
Suite 1250
44 West Flagler Street
Miami, FL 33130
Telephone: 305-358-1496
Facsimile: 305-371-7999

/S/ John Phillips
John Phillips, Esq.
Florida Bar No. 348740
John F. Phillips, P.A.
1401 South Andrews Avenue
Ft. Lauderdale, FL 33316
Telephone: 954-765-1350
Facsimile: 954-765-1975

/S/Jody Rudman
Jody Rudman, Esq.
Texas Bar No.
Kendall Law Group LLP
3232 McKinney Avenue
Suite 700
Dallas, TX 75204
Telephone: 214-744-3000
Facsimile: 214-744-3015

/S/ Alcolya St. Juste
Alcolya St. Juste, Esq.
Florida Bar No. 675768
Law office of Alcolya J. L. St. Juste, P.A.
2500 Quantum Lakes Drive, Suite 203
Boynton Beach, FL 33426
Telephone: 561-737-9858
Facsimile: 561-969-9759

/S/ David Glasser
David Glasser, Esq.
Florida Bar No. 780022

Law Office of David Glasser
116 Orange Avenue
Daytona Beach, Florida 32114
Telephone: 386-252-0175
Facsimile: 386-257-0246

/S/ John S. Kalil
John S. Kalil, Esq.
Florida Bar No. 243061
Law Offices of John S. Kalil, P.A.
6817 Southpoint Parkway, Suite 1402
Jacksonville, FL 32216
Telephone: 904-355-3311
Facsimile: 904-355-5411

/S/ Lionel Barnet
Lionel Barnet, Esq.
Florida Bar No. 122317
Law Office of Lionel Barnet, P.A.
5040 N.W. 7th Street PH
Miami, FL 33126
Telephone: 305-670-7887
Facsimile: 305-670-789

/S/ Maria P. Sperando
Maria P. Sperando, Esq.
Florida Bar No. 635080
Law Office of Maria P. Sperando, P.A.
27 SE Ocean Blvd.
Stuart, FL 34994
Telephone: 772-266-4631
Facsimile: 772-266-4641

/S/ Robert E. Schack
Robert E. Schack, Esq.
Florida Bar No. 202290
Law Office of Robert E. Schack, P.A.
9155 South Dadeland Blvd., Suite 1412
Miami, FL 33156
Telephone: 305-670-4141
Facsimile: 786-497-3900

/S/ Howard M. Acosta
Howard M. Acosta, Esq.
Florida Bar No. 274089
Law Offices of Howard M. Acosta
300 First Avenue North
St. Petersburg, FL 33701
Telephone: 727-894-4469
Facsimile: 727-823-7608

/S/ William J. Wichman
William J. Wichman, Esq.
Florida Bar No. 313270
Law Offices of William J. Wichman, P.A.
888 S.E. 3rd Ave., Suite 400
Ft. Lauderdale, FL 33316
Telephone: 954-522-8999
Facsimile: 954-449-6332

/S/ John K. Lawlor
John K. Lawlor, Esq.
Florida Bar No. 43753
Lawlor Winston LLP
2211 Davie Blvd.
Ft. Lauderdale, FL 33312
Telephone: 954-525-2345

/S/ David McDonald
David McDonald, Esq.
Florida Bar No. 52526
McLuskey & McDonald, P.A.
The Barrister Building
8821 S.W. 69th Court
Miami, FL 33156
Telephone: 305-662-6160
Facsimile: 305-662-6164

/S/ Gregory D. Prysock
Gregory D. Prysock, Esq.
Florida Bar No. 62420
Morgan & Morgan, P.A.
20 N. Orange Ave., Suite 1600
Orlando, FL 32802
Telephone: 407-420-1414
Facsimile: 407-422-8925

/S/ William H. Ogle
William H. Ogle, Esq.
Florida Bar No. 367400
Ogle Law LLC
444 Seabreeze Blvd.,
Suite 750
Daytona Beach, FL 32118
Telephone: 386-253-2500
Facsimile: 386-248-8578

/S/ Adam Trop
Adam Trop, Esq.
Florida Bar No. 851752
Trop & Ameen, P.A.
3860 West Commercial Blvd.
Tamarac, FL 33309
Telephone: 954-981-7150
Facsimile: 954-981-7350

/S/ Jordan L. Chaikin
Jordan L. Chaikin, Esq.
Florida Bar No. 878421
Parker Waichman LLP
3301 Bonita Beach Rd.,
Suite 101
Bonita Springs, FL 34134
Telephone: 239-310-1000
Facsimile: 239-390-0055

/S/ William M. Powell
William M. Powell, Esq.
Florida Bar No. 343994
Powell Law Offices, P.A.
3515 Del Prado Blvd.,
S Suite 101
Cape Coral, FL 33904
Telephone: 239-540-3333
Facsimile: 239-540-3334

/S/ Robert J. Hanreck
Robert J. Hanreck, Esq.
Florida Bar No. 303940

Robert J. Hanreck, P.A.
40 N.W. 3rd Street, PH 4
Miami, FL 33128
Telephone: 786-539-4935
Facsimile: 786-879-8623

/S/ Robert J. Stanz
Robert J. Stanz, Esq.
Florida Bar No. 175196
Robert J. Stanz, P.A.
5121 South Lakeland Dr., Suite 4
Lakeland, FL 33813
Telephone: 863-709-0206
Facsimile: 863-709-0249

/S/ Charles Baumberger
Charles Baumberger, Esq.
Florida Bar No. 96133
Rossman, Baumberger, Reboso, Spier & Connolly, P.A.
44 West Flagler Street,
23rd Floor
Miami, FL 33130-1808
Telephone: 305-373-0708
Facsimile: 305-577-4370

/S/ Guy Rubin
Guy Rubin, Esq.
Florida Bar No. 691305
Rubin & Rubin
1649 Atlantic Blvd
Jacksonville, Florida 32207
Telephone: 772-283-2004
Facsimile: 772-283-2009

/S/ Christian D. Searcy
Christian D. Searcy
Florida Bar No. 158298
Searcy, Denney, Scarola, Barnhart & Shipley, P.A.
2139 Palm Beach Lakes Blvd.
West Palm Beach, FL 33409
Telephone: 561-224-7600
Facsimile: 561-224-7602

/S/ Andrew D. Stone
Andrew D. Stone, Esq.
Florida Bar No. 62928
Stone, Glass & Connolly, LLP
9100 S. Dadeland Blvd.,
Suite 415
Miami, FL 33156
Telephone: 305-670-5044
Facsimile: 305-670-5015

/S/ William W. Powell
William W. Powell, Esq
Florida Bar No. 343994
The Powell Law Firm
18001 Old Cutler Road,
Suite 525
Palmetto Bay, FL 33157
Telephone: 305-323-0131
Facsimile: 305-232-0191

/S/ Jeffrey H. Sloman
Jeffrey H. Sloman, Esq.
Florida Bar No. 378879
The Ferraro Law Firm

4000 Ponce de Leon Blvd., Suite 700
Miami, FL 33156
Telephone: 305-375-0111
Facsimile: 305-379-6222

/S/ Donald N. Watson
Donald N. Watson, Esq.
Florida Bar No. 324442
The Law Offices of Gary, Williams, Lewis, and Watson, P.L.
221 E. Osceola Street
Stuart, FL 34994
Telephone: 772-283-8260
Facsimile: 772-219-3365

/S/ Kent G. Whittemore
Kent G. Whittemore, Esq.
Florida Bar No. 166049
The Whittemore Law Group, P.A.
100 Second Avenue South
City Center, Suite 304 S
St. Petersburg, FL 33701
Telephone: 727-821-8752
Facsimile: 727-821-8324

/S/ Dennis G. Pantazis
Dennis G. Pantazis, Esq.
Alabama Bar No. 2216-A59D
Wiggins, Childs, Quinn & Pantazis, LLC
101 N. Woodland Blvd.
Ste. 600
Deland, FL 32720
Telephone: (386) 675-6946
Facsimile: (386) 675-6947

/S/ Jeremy Wilson
Jeremy Wilson, Esq.
Florida Bar No. 0545511
Wilson, Trosclair & Lovins, PLLC
302 N. Market St.,
Suite 501
Dallas, TX 75202
Telephone: 214-484-1930
Facsimile: 214-276-1475

/S/ Edward H. Zebersky
Edward H. Zebersky, Esq.
Florida Bar No. 908370
Zebersky Payne, LLP
110 S.E. 6th St.
Suite 2150
Ft. Lauderdale, FL 33301
Telephone: 954-989-6333
Facsimile: 954-989-7781

/S/ Jason L. Harr
Jason L. Harr, Esq.
Florida Bar No. 194336
The Harr Law Group
1326 South Ridgewood Ave.
Suite 12
Daytona Beach, FL 32114
Telephone: 386-226-4866
Facsimile: 386-226-4886

/S/Michael C. McQuagge
Michael C. McQuagge, Esq.

Florida Bar No. 137324
McQuagge Law
12800 University Drive #240
Fort Myers, FL 33907
Telephone: 239-334-4455
Facsimile: 239-334-4426

/S/ Kathleen Murphy
Kathleen Murphy, Esq.
Florida Bar No. 521892
Jugo Murphy
7695 S.W. 104 Street
Suite 200
Miami, FL 33156
Telephone: 305-661-9995
Facsimile: 305-661-6696

/S/ Philip M. Gerson
Philip M. Gerson, Esq.
Florida Bar No. 127290
Gerson & Schwartz, P.A.
1980 Coral Way
Miami, Florida 33145
Telephone: 305-371-6000
Facsimile: 305-371-5749